Exhibit 99.1

Aquantia Announces Second Quarter 2018 Results

Q2 2018 Revenue up 21 percent from Q2 2017

San Jose, Calif. – July 25, 2018 – Aquantia Corp., (NYSE: AQ), a leader in high-speed, Multi-Gigabit Ethernet connectivity solutions, today announced financial results for its second quarter ended June 30, 2018.

Second Quarter 2018 Highlights:

•	Revenue for the three months ended June 30, 2018 of $30.4 million, an increase of 7 percent sequentially and 21 percent year-over-year;

•

Revenue by market for the three months ended June 30, 2018: Data Center revenue of $15.1 million, Enterprise Infrastructure revenue of $11.5 million, Access revenue of $3.6 million, and Automotive revenue of $241 thousand;

•	Gross margin of 58 percent for the three months ended June 30, 2018, compared to 57 percent for the three months ended March 31, 2018;

•	Operating loss of $1.2 million for the three months ended June 30, 2018, and non-GAAP operating loss of $21 thousand for the same period; and
•	Net loss per diluted share of $0.02 for the three months ended June 30, 2018, and non-GAAP net income per diluted share of $0.01 for the same period.

Second Quarter 2018 Results

Total revenue for the second quarter 2018 was $30.4 million, an increase of 7 percent compared to $28.4 million in the prior quarter, and an increase of 21 percent compared to $25.2 million in the second quarter 2017. Total revenue by market for the second quarter 2018 consisted of Data Center revenue of $15.1 million, Enterprise Infrastructure revenue of $11.5 million, Access revenue of $3.6 million, and Automotive revenue of $241 thousand.  Total revenue by market for the second quarter 2017 consisted of Data Center revenue of $17.0 million, Enterprise Infrastructure revenue of $7.8 million, Access revenue of $0.2 million and Automotive revenue of $92 thousand.

Gross profit for the second quarter 2018 was $17.5 million, or 58 percent of revenue, compared to $16.1 million, or 57 percent of revenue, in the prior quarter, and $14.3 million, or 57 percent of revenue, in the second quarter 2017. Operating expenses in the second quarter 2018 were $18.7 million, compared to $17.9 million in the prior quarter and $14.6 million in the second quarter 2017.

Loss from operations for the second quarter 2018 was $1.2 million, or 4 percent of revenue, compared to $1.7 million, or 6 percent of revenue, in the prior quarter, and $0.4 million, or 1 percent of revenue, in the second quarter 2017. Non-GAAP loss from operations for the second quarter 2018 was $21 thousand, or 0.1 percent of revenue, compared to $0.8 million, 3 percent of revenue in the prior quarter and $40 thousand, 0.2 percent of revenue in the second quarter 2017.

Second quarter 2018 net loss was $0.8 million, or a loss of $0.02 per diluted share, compared to first quarter 2018 net loss of $1.4 million, or a loss of $0.04 per diluted share, and second quarter 2017 net loss of $1.3 million, or $0.29 per diluted share.

Non-GAAP net income for the second quarter 2018 was $0.3 million, or $0.01 per diluted share. This compares to non-GAAP net loss of $0.4 million, or a loss of $0.01 per diluted share for the first quarter 2018 and non-GAAP net income of $23 thoursand, or breakeven for the second quarter 2017.

“The circle of Multi-Gig influence continues to widen. In the second quarter, we announced collaborations with tier one service providers in Asia and saw new classes of devices with our Multi-Gig technology announced at Computex. We also announced the first USB to Multi-Gig Ethernet Controller which will enable new levels of wired connectivity for laptop users,” said Faraj Aalaei, Chairman and CEO.  “We are very pleased that the strong momentum that we began the year with continues as revenue growth is up in the second quarter by 21 percent over the same period last year. Our Enterprise, Access and Automotive businesses exhibited revenue growth in the quarter driven by strong customer demand across these markets.  We expect to see continued growth in the second half of the year as well as a pickup in our Data Center business.”

Balance Sheet

Cash, cash equivalents and short-term investments totaled $61.7 million at June 30, 2018, compared to $63.0 million at March 31, 2018. The decrease of $1.3 million was primarily due to changes in working capital.

Business Outlook

For the third quarter 2018, the Company expects revenue to be in the range of $31.75 million to $33.75 million, gross margin to be in the range of 57 percent to 59 percent and operating expenses to be in the range of $20.0 million to $22.5 million, which includes stock-based compensation expenses in the range of $2.0 million to $2.4 million.

Non-GAAP Financial Measures

In addition to GAAP reporting, the Company provides non-GAAP financial measures on income (loss) from operations and net income (loss). These non-GAAP financial measures exclude the income statement effects of stock-based compensation expense, amortization of acquired intangibles resulting from business combination, and change in fair value of convertible preferred stock warrant liability.  The Company believes that these non-GAAP financial measures help analyze the Company’s financial results, establish budgets and operational goals for managing its business and to evaluate performance. The Company also believes that the presentation of these non-GAAP financial measures provides an additional tool for investors to use in comparing Aquantia’s core business and results of operations over multiple periods with other companies in the industry, many of which present similar non-GAAP financial measures to investors. However, the non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with GAAP.

About Aquantia

Aquantia is a leader in the design, development and marketing of advanced, high-speed communications ICs for Ethernet connectivity in the Data Center, Enterprise Infrastructure, Access and Automotive markets. Aquantia products are designed to cost-effectively deliver leading-edge data speeds for use in the latest generation of communications infrastructure to alleviate network bandwidth bottlenecks caused by the growth of global IP traffic and in emerging and demanding applications such as autonomous driving.  Aquantia is headquartered in Silicon Valley. For more information, visit www.aquantia.com.

Conference Call Information

The Company will hold its second quarter 2018, earnings conference call at 1:05 PM Pacific time (4:05 PM Eastern time) on Wednesday, July 25, 2018. To access the call in the U.S., please dial +1 412-317-5415, approximately 15 minutes prior to the start of the conference call.

A live audio webcast of the conference call and an archive for the replay will be available on the investor section of Aquantia’s website at https://investors.aquantia.com/.  To access the replay, please dial +1 412-317-0088; access code 10122320.

Forward-Looking Statements

Statements in the press release for the second quarter 2018 regarding the Company, which are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “believe,” “expect,” “may,” “will,” “provide,” “continue,” “could,” and “should,” and the negative of these terms or other similar expressions. These statements include statements relating to: the Company’s business outlook and current expectations for upcoming quarter, including with respect to the financial guidance provided; the Company’s expectations regarding growth opportunities, including in the Data Center, Enterprise infrastructure, Access and Automotive market; and the Company’s expectations regarding product adoption. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses and accumulated deficit; the Company’s dependence on a limited number of customers for a substantial portion of revenue and lack of long-term purchase commitments therefrom; the Company’s ability to achieve design wins in competitive selection processes; the Company’s ability to develop new or enhanced products in a timely manner; the size and growth potential of the markets that the Company targets and the Company’s ability to compete therein; market demand for the Company’s products, including by customers of its direct customers; reliance on third parties to manufacture, assemble and test our products as well as their ability to achieve cost and yield improvements; lengthy and expensive qualification processes; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in regulation and industry standards in the United States and other jurisdictions; and other risks inherent to the fabless semiconductor business. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Public Relations Contact:
Diane Vanasse
408-242-0027

diane.vanasse@aquantia.com

Investor Relations Contact:
Deborah Stapleton
650-815-1239
deb@stapleton.com

AQUANTIA CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenue	$30,432	$25,164	$58,790	$48,807

Cost of revenue	12,914	10,912	25,155	20,959

Gross profit	17,518	14,252	33,635	27,848
Gross Profit Margin	57.6%	56.6%	57.2%	57.1%

Operating expenses
Research and development	12,772	10,537	25,346	20,944
Sales and marketing	2,614	1,822	4,901	3,456
General and administrative	3,324	2,248	6,321	4,475
Total operating expenses	18,710	14,607	36,568	28,875

Income (loss) from operations	(1,192)	(355)	(2,933)	(1,027)
Other income (expense)	291	(1,486)	539	(2,688)

Income (loss) before income tax expenses	(901)	(1,841)	(2,394)	(3,715)
Provision for (benefit from) income taxes	(68)	(509)	(193)	(358)

Net income (loss)	$(833)	$(1,332)	$(2,201)	$(3,357)

Net income (loss) per share
Basic	$(0.02)	$(0.29)	$(0.07)	$(0.74)
Diluted	$(0.02)	$(0.29)	$(0.07)	$(0.74)

Weighted - average shares used in computing net income per share:
Basic(1)	33,836	4,621	33,666	4,549
Diluted	33,836	4,621	33,666	4,549

(1) The number of shares for 2017 does not reflect the conversion of convertible preferred stocks to common shares.

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AQUANTIA CORP.

RECONCILIATION OF GAAP NET INCOME/(LOSS)

TO NON-GAAP NET INCOME (LOSS)

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP net income (loss)	$(833)	$(1,332)	$(2,201)	$(3,357)

Stock-based compensation expense:
Cost of revenue	21	7	46	14
Research and development	521	161	1,094	293
Sales and marketing	162	37	273	64
General and administrative	458	102	727	178
Total stock-based compensation expense	1,162	307	2,140	549

Amortization of acquired intangibles resulting from business combination	9	8	17	16
Change in fair value of convertible preferred stock warrant liability	-	1,040	-	1,700

Non-GAAP net income (loss)	$338	$23	$(44)	$(1,092)

GAAP basic earnings per share	$(0.02)	$(0.29)	$(0.07)	$(0.74)
Effect of non-GAAP adjustments on basic earnings per share	0.03	0.29	0.07	0.50
Non-GAAP basic earnings per share	$0.01	$0.00	$(0.00)	$(0.24)

GAAP diluted earnings per share	$(0.02)	$(0.29)	$(0.07)	$(0.74)
Effect of non-GAAP adjustments on diluted earnings per share	0.03	0.29	0.07	0.50
Non-GAAP diluted earnings per share	$0.01	$0.00	$(0.00)	$(0.24)

Weighted - average shares used in computing net income per share:
Basic(1)	33,836	4,621	33,666	4,549
Diluted	33,836	4,621	33,666	4,549

(1) The number of shares for 2017 does not reflect the conversion of convertible preferred stocks to common shares.

GAAP Income (loss) from operations	$(1,192)	$(355)	$(2,933)	$(1,027)

Stock-based compensation expense	1,162	307	2,140	549
Amortization of acquired intangibles resulting from business combination	9	8	17	16

Non-GAAP income (loss) from operations	$(21)	$(40)	$(776)	$(462)

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AQUANTIA CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$12,874	$8,040
Short-term investments	48,867	48,362
Accounts receivable, net	16,000	15,012
Inventories	16,398	18,469
Prepaid expenses and other current assets	2,713	5,623
Total current assets	96,852	95,506

Property and equipment, net	10,186	9,973
Intangible assets, net	4,152	4,556
Other assets	671	331
Total assets	$111,861	$110,366

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$5,115	$7,059
Accrued liabilities	9,245	9,217
Total current liabilities	14,360	16,276

Other long-term liabilities	3,466	3,176

Total liabilities	17,826	19,452

Stockholders' equity (deficit):
Common stock	-	-
Additional paid-in capital	294,085	288,719
Accumulated comprehensive loss	(175)	(96)
Accumulated deficit	(199,875)	(197,709)
Total stockholders’ equity (deficit)	94,035	90,914

Total liabilities and stockholders' equity deficit	$111,861	$110,366